Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-111310 and 333-152335) pertaining to the Employees’ Stock Option Plans of Elron Electronic Industries Ltd. of our report dated June 25, 2009, with respect to the consolidated financial statements of Elron Electronic Industries Ltd. and the effectiveness of internal control over financial reporting of Elron Electronic Industries Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2008.

/s/ KOST FORER GABBAY & KASIERER

Tel-Aviv, Israel

KOST FORER GABBAY & KASIERER

June 25, 2009
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